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                              SUBLICENSE AGREEMENT

          This Sublicense Agreement (the "Sublicense Agreement"), dated as of August 19, 2002 is made by and among FRESCO Index Shares Funds (the "Sublicensee"), STOXX Limited (the "Licensor"), and UBS AG (the "Licensee" or "Sublicensor").

                              W I T N E S S E T H :

          WHEREAS, pursuant to that certain License Agreement dated as of March 22, 2002 by and between Licensor and Licensee (the "License Agreement"), Licensor has granted Licensee a license to use certain intellectual property rights of Licensor and/or Dow Jones (as further defined in the License Agreement, the "Intellectual Property") in connection with the issuing, listing for trading, marketing and promotion of certain financial products (as further defined in the License Agreement, the "Products");

          WHEREAS, Sublicensee wishes to issue, list for trading, market and/or promote, as the case may be, the Products and to use and refer to the Intellectual Property (limited to the indexes and trademarks listed on Appendix A hereto) in connection therewith; and

          WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1. License. Pursuant to Section 1 of the License Agreement, Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Intellectual Property in connection with the issuance, trading, marketing and promotion of the Products.

          2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on the Licensee (including, without limitation, the indemnification obligations in Section 9, but only insofar as such obligations arise out of or relate to the Products to be issued by the Sublicensee, except to the extent that any such obligations are caused, directly or indirectly, by the negligence or willful misconduct of Licensee or its affiliates or any of their respective officers, directors, employees or agents), other than the obligation to pay the License Fees imposed by Section 3 of the License Agreement, which shall be paid by Licensee.

          3. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as a principal and shall be unaffected by any defense or claim that Licensee may have against Licensor.

          4. This Agreement shall be interpreted, construed and enforced in accordance with the laws of Switzerland without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of Switzerland govern this Agreement and not the law of any other




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jurisdiction incorporated through choice of law or conflicts of law principles.
Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted exclusively in the court of the Canton Zurich, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum.

          5. The Sublicensee may use the Intellectual Property in connection with its name and its business only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Sublicensee shall cease to use the Intellectual Property. In no event shall the Sublicensee use the Intellectual Property if an affiliate of Sublicensor no longer acts as investment adviser to Sublicensee. In the event that this Agreement shall no longer be in effect or an affiliate of Sublicensor no longer acts as investment adviser to Sublicensee, the Sublicensee shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies and shall otherwise cease to use the Intellectual Property.

          IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

                                                  SUBLICENSEE


                                                  /s/  David M. Goldenberg
                                                  ------------------------------
                                                  By: David M. Goldenberg
                                                  Title: Secretary

                                                  UBS AG


                                                  /s/ Albert Gnand
                                                  ------------------------------
                                                  By: Albert Gnand
                                                  Title: Managing Director


                                                  /s/  Andreas T. Ito
                                                  ------------------------------
                                                  By: Andreas T. Ito
                                                  Title: Associate Director


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                                                  STOXX LIMITED


                                                  /s/ Scott Stark
                                                  ------------------------------
                                                  By:  Scott Stark
                                                  Title:  Managing Director


                                                  /s/ Roger B. Bootz
                                                  ------------------------------
                                                  By:  Roger B. Bootz
                                                  Title:  Regional Director


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